UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2015

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (714) 438-2500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain             Officers; Compensatory Arrangements of Certain Officers.
Pacific Mercantile Bancorp (the “Company”) has appointed Mr. Christianssen as the Executive Vice President and Chief Financial Officer of the Company and its wholly owned banking subsidiary, Pacific Mercantile Bank (the “Bank”). As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2013, Mr. Christianssen was appointed as Interim Chief Financial Officer of the Company and the Bank effective December 4, 2013.
In connection with Mr. Christianssen's appointment as Executive Vice President and Chief Financial Officer, on January 20, 2015, the Company entered into an employment agreement with Mr. Christianssen, with such agreement to be effective as of January 1, 2015.
Pursuant to the employment agreement, Mr. Christianssen is being employed as the Executive Vice President and Chief Financial Officer of the Company and the Bank for a three-year term ending January 1, 2018. Set forth below is a brief summary of the compensation to be paid and the benefits to be received by Mr. Christianssen under that agreement. This summary is not intended to be complete and is qualified in its entirety by reference to that employment agreement itself, a copy of which is attached as Exhibit 10.97 to this Current Report on Form 8-K.
Base Annual Salary. Mr. Christianssen’s base salary is $300,000 per year.
Bonus or Incentive Compensation. Mr. Christianssen will be eligible to receive annual incentive cash awards based upon achievement of performance criteria set forth in a management incentive compensation plan to be established and approved by the Compensation Committee.
Restricted Stock Award. Mr. Christianssen is to be granted 15,000 shares of Company common stock subject to the terms of a restricted stock agreement, pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”). The restrictions applicable to these shares will lapse in three approximately equal annual installments commencing on January 1, 2016, subject to the continued employment of Mr. Christianssen with the Company or the Bank.
Sign-On Bonus. Mr. Christianssen became entitled to receive a $50,000 signing bonus in connection with entering into the employment agreement.
Automobile Allowance. Mr. Christianssen will receive an automobile allowance of $950 per month to cover the costs to him of using his own automobile on Company and Bank business.
Other Benefits. Mr. Christianssen is entitled to participate in all of the health and other benefit plans made available to executive employees from time to time, and will be entitled to four weeks of annual vacation.
Severance Compensation.
Termination without Cause or for Good Reason. If Mr. Christianssen’s employment is terminated without Cause or Mr. Christianssen terminates his employment for Good Reason (in each case as defined in the employment agreement), Mr. Christianssen will be entitled to severance compensation consisting of a lump sum payment in an amount equal to one year of his then annual base salary.
Termination in Connection with Change of Control. Mr. Christianssen's employment agreement entitles him to participate in the Company's Change in Control Severance Plan, and he will be entitled to the benefits provided under that plan (as it may be in effect from time to time) in connection with qualifying termination of employment under that plan.
Termination due to Disability. If Mr. Christianssen’s employment is terminated due to his disability, he would become entitled to receive his salary and a continuation of his medical and health care benefits for a period of six months following such termination of employment.
Termination due to Death. In the event of a termination of employment due to Mr. Christianssen’s death, his beneficiaries will be paid all salary and unused vacation accrued to, but unpaid as of, the date of his death.
Termination for Cause or due to Expiration of Employment Agreement. If Mr. Christianssen’s employment is terminated for Cause (as defined in the employment agreement) or due to the expiration of the term of that Agreement, he will not be entitled to any severance compensation.

Item 7.01    Regulation FD Disclosure
On January 23, 2015, the Company issued a press release reporting the appointment of Mr. Christianssen as Executive Vice President and Chief Financial Officer of the Company and the Bank. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01 including Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description of Exhibit

10.97	Employment Agreement dated January 20, 2015 with Curt A. Christianssen.
99.1	Press release issued on January 23, 2015 reporting the appointment of Mr. Christianssen as the Executive Vice President and Chief Financial Officer of the Company and the Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: January 23, 2015	By:	/s/ STEVEN K. BUSTER
Steven K. Buster, President and Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

10.97	Employment Agreement dated January 20, 2015 with Curt A. Christianssen.
99.1	Press release issued on January 23, 2015 reporting the appointment of Mr. Christianssen as the Executive Vice President and Chief Financial Officer of the Company and the Bank.

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